Exhibit 99.1
Valley Financial Corporation▲
________________________________________________________________

FOR RELEASE August 23, 2012 4:00pm

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Telephone: 540-769-8500
Email: egutshall@myvalleybank.com
Web site: www.myvalleybank.com

VALLEY FINANCIAL CORPORATION ANNOUNCES TERMINATION OF WRITTEN
AGREEMENT WITH FEDERAL RESERVE BANK OF RICHMOND

ROANOKE, VIRGINIA (August 23, 2012) -- Valley Financial Corporation (NASDAQ Capital Market-VYFC) (“Company”), announced today that its September 30, 2010 Written Agreement with the Federal Reserve Bank of Richmond (“Written Agreement”) has been terminated by the Federal Reserve Bank of Richmond (“Federal Reserve”).  In a notice posted on the Federal Reserve’s website on August 23, 2012 (www.federalreserve.gov), the Federal Reserve noted that the Company has fully satisfied all of the provisions of the Written Agreement, and accordingly, the Federal Reserve had terminated the agreement effective August 20, 2012.

Ellis L. Gutshall, President and Chief Executive Officer stated, “Our efforts and decisions over the past few years not only enabled us to weather the financial crisis but to come out stronger on the other side.  We believe Valley Bank is a healthy and vibrant banking franchise as demonstrated by our two and a half years of record earnings and our strong capital position.  I wish to congratulate all of our management, employees and directors for their part in this significant accomplishment.”

About Valley Financial Corporation

Loan and Deposit Growth
At June 30, 2012, the Company’s total assets were $796.3 million, total deposits were $662.1 million, total loans stood at $531.4 million and total shareholders' equity was $64.2 million. Compared with June 30, 2011, the Company’s total assets remained relatively flat, while deposits increased by $7.6 million or 1%, total loans increased $5.9 million or 1% and total equity increased $5.9 million or 10%.  As compared to December 31, 2011, total assets increased by $22.8 million or 3%, total deposits increased by $31.4 million or 5%, total loans increased by $22.8 million or 5% and total equity increased $4.1 million or 7%.

Earnings Performance
Net income for the six-month period ended June 30, 2012 was $3,528,000 compared to net income of $2,317,000 for the same period last year, an increase of $1,211,000, or 52%.  After the dividend on preferred stock and accretion on discounts on warrants, net income available to common shareholders year-to-date was $3,039,000 as compared to net income to common shareholders of $1,833,000 for the same period last year, an increase of 66%. Fully diluted earnings per common share were $0.63 for the six-month period ended June 30, 2012, a 62% increase over the $0.39 per common share for the same period last year.  The Company’s earnings for the six-month period produced an annualized return on average total assets of 0.90% and an annualized return on average shareholder’s equity of 11.56% as compared to 0.60% and 8.24% for the same period last year.

Capital Levels Strong
Valley Financial Corporation’s capital levels remain well above the regulatory well-capitalized ratios. Tier 1 risk-based and total risk-based capital ratios were 13.51% and 14.77%, respectively, at June 30, 2012, improved from the 12.83% and 14.08% reported at June 30, 2011.  With the termination of the Written Agreement and the Company’s improved capital levels, the Company anticipates that it will be able to start incrementally redeeming its TARP preferred stock beginning later this year, subject to regulatory approval.

Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from eight full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1327 Grandin Road in Roanoke City, 4467 Starkey Road in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.

Forward Looking Statements

Information in this press release contains “forward-looking statements.”  These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Valley Financial Corporation’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.